Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Announces Annual Meeting Results and a Cash Dividend of $0.06 per Share

Moline, IL, May 23, 2019 QCR Holdings, Inc. (NASDAQ: QCRH) (the “Company”) today announced the election of three Class II directors at the Company’s annual meeting of its stockholders.  The directors, Patrick S. Baird, Larry J. Helling and Mark C. Kilmer, were re-elected to three-year terms. As previously announced, effective at the annual stockholders’ meeting, Douglas M. Hultquist retired from the Company’s board of directors and from his roles as President and Chief Executive Officer, and leadership of QCR Holdings, Inc. transitioned to current executive leaders and Company directors, Larry J. Helling and Todd A. Gipple. Mr. Helling is now Chief Executive Officer of the Company, and Mr. Gipple is President in addition to his roles of Chief Operating Officer and Chief Financial Officer. Additionally, Linda K. Neuman, a Company director since 2013, previously informed the board that she would not seek re-election at the meeting and thus was not re-nominated.

“We again want to thank Doug for his dedication to QCR Holdings over the last 25 years. We will miss his vision and leadership but wish him well in his new chapter in life,” said Pat Baird, Chair of QCR Holdings. “The board would also like to thank Linda for her many years of thoughtful perspective and expertise which helped guide us well.”

He continued, “Finally, we’d like to congratulate both Larry and Todd and wish them all the success that we know they will have in their new roles. We have all the confidence that QCR Holdings will continue to thrive under their leadership and direction.”

Immediately following the annual meeting of stockholders, the Company’s board of directors declared a cash dividend of $0.06 per share distributable on July 3, 2019, to holders of common stock of the Company of record on June 21, 2019.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, Springfield and Rockford communities through its wholly owned subsidiary banks which provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Rockford Bank & Trust Company, based in Rockford, Illinois, commenced operations in 2005. In 2018, the Company acquired the Bates Companies, a wealth management firm. Quad City Bank & Trust Company also provides correspondent banking services. In addition, Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. In July 2018, QCR Holdings completed a merger with Springfield Bancshares, Inc., the holding company of Springfield First Community Bank of Springfield, Missouri. With this addition of Springfield First Community Bank, the Company has 27 locations in Illinois, Iowa, Wisconsin and Missouri. As of March 31, 2019, QCR Holdings had approximately $5.1 billion in assets, $3.8 billion in loans and $4.2 billion in deposits. For additional information, please visit our website at www.qcrh.com.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” “annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) unexpected results of acquisitions, which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Todd A. Gipple

President

Chief Operating Officer

Chief Financial Officer

(309) 743-7745

tgipple@qcrh.com

Christopher J. Lindell

Executive Vice President

Corporate Communications

(319) 743-7006

clindell@qcrh.com